Registration No. 333-144156
 Registration No. 333-152668
 Filed September 30, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
________________
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-144156
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-152668

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ABINGTON BANCORP, INC.
(Exact Name of Registrant as specified in its Articles of Incorporation)

Pennsylvania	20-8613037
(State of Incorporation)	(IRS Employer Identification No.)

180 Old York Road
Jenkintown, Pennsylvania 19046
(Address of principal executive offices, including zip code)

ABINGTON BANCORP, INC. 2007 STOCK OPTION PLAN
ABINGTON COMMUNITY BANCORP, INC. 2005 STOCK OPTION PLAN
ABINGTON BANK 401(k) PROFIT SHARING PLAN
(Full Title of the Plans)

With a copy to:
Robert T. White	Hugh T. Wilkinson, Esq.
Chairman of the Board, President	Eric M. Marion, Esq.
and Chief Executive Officer	Elias, Matz, Tiernan & Herrick L.L.P.
Abington Bancorp, Inc.	734 15th Street, N.W.
180 Old York Road	Washington, D.C. 20005
Jenkintown, Pennsylvania 19046	(202) 347-0300
(215) 886-8280
(Name, Address and Telephone Number of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filed,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

[ ]	Large accelerated filer	[X]	Accelerated filer	[ ]	Non-accelerated filer	[ ]	Smaller reporting company
(Do not check if a smaller
reporting company

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

•
Registration Statement 333-152668 registering 1,302,990 shares of common stock, $0.01 par value per share (the “Common Stock”), of Abington Bancorp, Inc. (the “Company”) for the Company’s 2007 Stock Option Plan; and

•
Registration Statement 333-144156 registering an aggregate of 1,242,640 shares of Common Stock of the Company for the Abington Bank 401(k) Profit Sharing Plan and the 2005 Stock Option Plan of Abington Community Bancorp, Inc.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 26, 2011, by and between the Company and Susquehanna Bancshares, Inc. (“Susquehanna”), Abington is being merged with and into Susquehanna, effective as of 12:01 a.m. on October 1, 2011 (the “Merger”). Upon consummation of the Merger, each outstanding share of Common Stock (other than shares to be cancelled in accordance with the Merger Agreement) is being converted into and exchangeable for the right to receive 1.32 shares of Susquehanna common stock, par value $2.00 per share; provided, however that cash will be issued in lieu of fractional shares.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated any offering of the Company’s securities pursuant to any registration statement. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Jenkintown, Commonwealth of Pennsylvania, on September 30, 2011.

ABINGTON BANCORP, INC.

/s/Robert W. White
By:	Robert W. White
Chairman of the Board, President and Chief Executive Officer